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                                                                       Exh 10(q)

                                   AGREEMENT
                                   ---------

   This Agreement ("Agreement") is between Source One Mortgage Services Corporation (the "Company") and Robert W. Richards (the "Employee"). The parties voluntarily agree as follows:



                    1. Employee hereby resigns from all his positions as a director, board or other committee member or officer of the Company or any of its affiliates effective on June 1, 1996 ("Termination Date"). In consideration of Employee's resignation, and in consideration of the promises and representations made in Paragraphs 2 through 7 below, the Company agrees to make supplemental payments (subject to applicable taxes and withholding) to Employee and his spouse, if she survives him, equal to the excess of (i) the benefit that would have been payable to him and his spouse, if she survives him, under the Source One Mortgage Services Corporation Retirement Plan ("Retirement Plan") and the related Source One Mortgage Services Corporation Supplemental Retirement Plan ("Supplemental Plan") commencing on the Termination Date had he attained age 58 on the Termination Date, had he been credited with benefit service until he attained age 58 (instead of his actual benefit service) and had he elected to have his benefits commence on the Termination Date over (ii) the amounts actually payable from the Retirement Plan and Supplemental Plan beginning as of the Termination Date. Payment of such benefits beyond the Employee's 55th birthday is contingent upon the Employee electing under Article IV, Section 4(a), of the Retirement Plan, within 90 days before he attains age 55 (if he is then living) to commence to receive his monthly benefit under the Retirement Plan on the first day of the month following his 55th birthday. Such benefits shall be paid in the same manner and form as benefits under the Retirement Plan are paid. Such benefits shall be paid from the general funds of the Company. Execution of this Agreement by Employee represents acknowledgment that the additional benefit described in this paragraph 1 represents valuable consideration and not benefits or compensation otherwise owed Employee by the Company.

                    2. By execution of this Agreement and in consideration of the additional benefit described in Paragraph 1, Employee agrees as follows:

                    a. Employee's resignation will be effective on the Termination Date. Employee acknowledges that effective as of such date, any right or authority on Employee's part to act as an agent or employee of the Company, in any manner whatsoever, shall be terminated.

                    b. Employee agrees to release and discharge the Company, Fund American Enterprises Holdings, Inc. and any related company, and their respective agents, employees directors and officers ("Fund American Group") from any and all actions, causes of action, claims, awards, damages, demands or suits, at law or in equity, or liabilities of any kind or nature whatsoever, which Employee now has or hereafter may have against the Fund American Group at any time in the past
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                           and at any time through the Termination Date,
                           excepting, however, any amounts payable to the Employee under paragraph 1 above and any amounts payable or benefits provided as described in the letter dated June 5, 1996 to you from John J. Byrne on behalf of the Company. This release and discharge is specifically understood to apply to, but is not limited to, claims of wrongful discharge, claims of discriminatory treatment based upon any one or combination of the factors of sex, race, religion, sexual orientation, handicap, national origin and any and all other claims arising under federal, state or local law, whether such claims arise due to common law (whether arising in tort or contract) or by constitution, statute or ordinance. This release and discharge also includes a waiver of any rights or claims which Employee may have under the Age Discrimination in Employment Act, as amended, arising on or prior to the date of execution of this Agreement but does not include any such rights or claims arising after the date of this Agreement.

                    c. Employee agrees that he will hold in a fiduciary capacity for the benefit of the Fund American Group all Confidential Information as defined below and shall not communicate or divulge any Confidential Information to, or use any Confidential Information for the benefit of, any person (including the Employee) or entity other than an entity in the Fund American Group. "Confidential Information" shall mean
                                            ------------------------
                           (i) information, not generally known, about the Fund American Group's clients, processes, services and products, whether written or not, including information relating to research, accounting, marketing, merchandising, selling and the identity of current and prospective customers and other client information and (ii) any confidential information entrusted to the Fund American Group by a client or customer thereof which to the Fund American Group is obligated to keep confidential. Employee agrees that he will return to the Company as soon as practicable after the Termination Date any documents or other written, recorded or graphic matter containing, relating or referring to any Confidential Information (and all copies thereof) in Employee's possession or control.

                    d. Employee agrees that he will not make any statement to any third party disparaging or criticizing, or otherwise take action to cast aspersions on, the management, business, affairs or property of any of the Fund American Group.

                    3. Employee acknowledges that he is entering into this Agreement voluntarily and of his own free will. Employee also agrees that this Agreement contains the parties' complete understanding and that there are no other agreements, oral or written, pertaining to the subject matter of this Agreement.

                    4. The parties hereto agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan. The parties further agree that should any part or provision of this Agreement be held unenforceable or in conflict with controlling law, the validity of the remaining parts and provisions shall be unaffected.

                    5. The parties expressly agree that this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

                    6. Employee agrees that the terms of this Agreement shall be kept confidential and shall not be divulged by Employee to anyone including but not limited to any current or future employee of the Company.

                    7. Employee acknowledges that he was provided a copy of this Agreement on June 5, 1996 and that he has until June 26, 1996, to sign and return it to the Company. Employee shall have seven days from the date this Agreement is executed by the Employee to revoke this Agreement. It is agreed that this Agreement shall become effective and enforceable at end of the seven-day revocation period unless the Employee exercises his right to revoke this Agreement within such period. Employee is advised to consult with an attorney prior to executing this Agreement.

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

         ROBERT W. RICHARDS                          SOURCE ONE MORTGAGE
                                                     SERVICES CORPORATION

         By:                                         By:
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                   (Date)                                          (Date)